Exhibit 99.1

NEWS RELEASE

CONTACT:

CreditRiskMonitor.com, Inc.

Jerry Flum, CEO

(845) 230-3000

ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor reports growth, introduces new product in 1st Quarter

VALLEY COTTAGE, NY—May 9, 2007—CreditRiskMonitor (OTCBB: CRMZ) reported net income of $20,000 for the first quarter ended March 31, 2007 compared to a net loss of $29,000 for the first quarter of 2006.

Jerry Flum, CEO said, “The revenues of our core business – our on-line subscription service – continued to grow at a double digit pace for the quarter. Our new Credit Limit Service, introduced this quarter, is proving popular with subscribers and has been reviewed by an influential trade publication (see article at CreditToday ). More importantly, this is the third consecutive quarter in which we’re reporting an operating profit and the sixth consecutive quarter that we’ve generated positive cash flow.”

The following presents the operating results for the three months ended March 31, 2007 and 2006:

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 MONTHS ENDED

	MARCH 31, 2007	MARCH 31, 2006

Operating revenues	$ 1,158,800	$ 1,027,845

Operating expenses:
Data and product costs	421,256	320,392
Selling, general and administrative expenses	703,143	715,937
Depreciation and amortization	16,639	16,251

Total operating expenses	1,141,038	1,052,580

Income (loss) from operations	17,762	(24,735)
Other income	18,390	13,880
Interest expense	(10,837)	(14,502)

Income before income taxes	25,315	(25,357)
Provision for income taxes	5,168	3,656

Net income (loss)	$ 20,147	$ (29,013)

Net income (loss) per share of common stock:

Basic and diluted	$ 0.00	$ (0.00)

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals. The service offers comprehensive commercial credit reports covering public companies worldwide and includes detailed financial statements, ratio analysis and trend reports, peer analyses, credit scores, company background information, and Moody’s and Standard & Poor’s ratings. It includes trade payment data and public record filings on millions of U.S. companies. The service also provides continuous news monitoring that keeps subscribers up to date on events affecting the creditworthiness of companies. The Company now provides an interactive service for subscribers to use in calculating recommended credit line limits for their customers, as well as a facility for monitoring daily changes in these credit limit recommendations and alert subscribers to take action.

Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports.